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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                        PACIFICHEALTH LABORATORIES, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.0025 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   695113 10 0
                      ------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 695113 10 0                 13G        PAGE    2    OF    7     PAGES
          ---------------                             -------    --------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Jemison Investment Co., Inc.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a) [ ]
                                                (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                           5     SOLE VOTING POWER

                                 320,922
                           -----------------------------------------------------

                           6     SHARED VOTING POWER

                                 0
    NUMBER OF              -----------------------------------------------------
     SHARES                7     SOLE DISPOSITIVE POWER
  BENEFICIALLY
    OWNED BY                     320,922
      EACH                 -----------------------------------------------------
   REPORTING               8     SHARED DISPOSITIVE POWER
    PERSON
     WITH                        0
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         320,922
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.3%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 695113 10 0                 13G        PAGE    3    OF    7     PAGES
          ---------------                             -------    --------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         H. Corbin Day
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a) [ ]
                                                (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Alabama
--------------------------------------------------------------------------------

                           5     SOLE VOTING POWER

                                 49,700
                           -----------------------------------------------------
                           6     SHARED VOTING POWER

                                 0
    NUMBER OF              -----------------------------------------------------
     SHARES                7     SOLE DISPOSITIVE POWER
  BENEFICIALLY
    OWNED BY                     49,700
      EACH                 -----------------------------------------------------
    REPORTING              8     SHARED DISPOSITIVE POWER
     PERSON
      WITH                       0
--------------------------------------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         49,700
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES*[x]

         Mr. Day expressly disclaims beneficial ownership of Issuer Shares owned by Jemison Investment Co., Inc.
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.8%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM1(A).         NAME OF ISSUER: PacificHealth Laboratories, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           1460 Route 9 North
                           Woodbridge, NJ 07095

ITEM 2(A).        NAME OF PERSON FILING:           Jemison Investment Co., Inc.
                                                   H. Corbin Day

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           2001 Park Place, Suite 320
                           Birmingham, Alabama 35203

ITEM 2(C).        CITIZENSHIP:   Jemison Investment Co., Inc.- Delaware
                                 H. Corbin Day - Alabama

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:  Common Stock, $.0025 par value

ITEM 2(E).        CUSIP NUMBER:  695113 10 0

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
                  13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:   Not
                  applicable

ITEM 4.           OWNERSHIP.

Jemison Investment Co., Inc.

         (a)      Amount Beneficially Owned: 320,922 Shares

         (b)      Percent of Class: 6.9%

         (c)      Number of Shares as to Which Such Person Has:

                  (i)      Sole power to vote or to direct the vote: 320,922
                           Shares

                  (ii)     Shared power to vote or to direct the vote: 0 Shares

                  (iii) Sole power to dispose or to direct the disposition of: 320,922 Shares

                  (iv) Shared power to dispose or to direct the disposition of: 0 Shares

H. Corbin Day

         (a)      Amount Beneficially Owned: 49,700

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         (b)      Percent of Class: 0.8%

         (c)      Number of Shares as to Which Such Person Has:

                  (i)      Sole power to vote or to direct the vote: 49,700
                           Shares

                  (ii)     Shares power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 49,700 Shares

                  (iv) Shares power to dispose or to direct the disposition of: 0 Shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         H. Corbin Day is Chairman of the Board of Jemison Investment Co., Inc. However, Jemison Investment Co., Inc. and Mr. Day disclaim membership in a group, and Mr. Day disclaims beneficial ownership of the shares of Issuer owned by Jemison Investment Co., Inc.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.


ITEM 10.          CERTIFICATION.

         By signing below the undersigned corporation and individual each certify that, to the best of their respective knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 12, 2002           JEMISON INVESTMENT CO., INC.


                                      By:        /s/ JAMES D. DAVIS
                                         --------------------------------------
                                                   James D. Davis
                                                   Its President

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 12, 2002


                                                 /s/ H. CORBIN DAY
                                         --------------------------------------
                                                   H. Corbin Day

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                                    EXHIBIT I

                                    AGREEMENT

         The undersigned hereby states and agrees that the attached Schedule 13G to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, is being filed on behalf of the undersigned.


Date February 12, 2002

                                                 /s/ H. CORBIN DAY
                                         --------------------------------------
                                                    H. Corbin Day


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